9

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. Economic Earnings eliminates all unrealized gains and losses on commodity and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation and reconciliation of this non-GAAP measure is provided at the close of the release.

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108 dlockwood@sjindustries.com
November 5, 2015

SJI Reports Third Quarter Results,
Maintains Guidance

Folsom, NJ - South Jersey Industries today announced third quarter 2015 and year-to-date results. GAAP income and Economic Earnings* for the year to date and for the third quarter of 2015 are presented below, as compared with the same periods in 2014.

	2015	2014
GAAP income from continuing operations - YTD	$54.7 million	$53.6 million
GAAP income from continuing operations - Q3	$(12.5) million	$(4.3) million
GAAP EPS per diluted share - YTD	$0.80	$0.81
GAAP EPS per diluted share - Q3	$(0.18)	$(0.07)
Economic Earnings - YTD	$55.8 million	$72.8 million
Economic Earnings - Q3	$(5.0) million	$(3.4) million
Economic EPS per diluted share - YTD	$0.82	$1.10
Economic EPS per diluted share - Q3	$(0.07)	$(0.05)

Economic Earnings through September totaled $55.8 million, as compared with $72.8 million for the prior year period. Although these results reflect a nearly $11 million year-over-year impact associated with the shut down and subsequent write-down of our energy facility serving the former Revel property, performance in our core utility and commodity marketing businesses remains strong. Economic Earnings for the third quarter of 2015 reflect a loss of $5 million, as compared with a loss of $3.4 million in the third quarter of 2014. While the third quarter is generally a lower producing period, these results were further hindered by increases in write-offs for uncollectible accounts in our utility, as well as increased post-retirement account expenses. Lower levels of investment tax credits associated with solar project development also contributed to the year-over-year variance.

“Our 2015 EPS guidance of $1.49 to $1.54 remains intact,” said SJI President and CEO Michael J. Renna. “And, more importantly, our core businesses continue to perform very well, providing the foundation that will enable us to achieve our long term target of $150 million of Economic Earnings by 2020.”

“Significant infrastructure investments and customer growth in our utility, coupled with strong contributions from commodity marketing and new fuel supply contracts, will not only drive growth but will also steadily improve the quality of earnings,” Renna added. “These results, combined with the benefits from the PennEast pipeline investment that we expect to see in the latter part of the decade, reinforce our commitment to and confidence in our longer term strategic objectives.”

EXPECTED CONTRIBUTIONS TO EARNINGS
Customer additions and infrastructure investments remain poised to be the primary drivers of SJG earnings in 2015. South Jersey Energy Group’s earnings are expected to continue to benefit from the increasing contribution from fuel supply management contracts, and from improved performance associated with our legacy supply contracts. Investment tax credits from several large solar projects, complemented by improving performance from our operating energy production assets, will drive contributions from SJ Energy Services.

Business Lines	Expected Contribution to 2015 Earnings
Gas Utility Operations	62 - 70 percent
SJ Energy Group	13 - 17 percent
SJ Energy Services CHP	(5) - (10) percent
Renewables	23 - 29 percent

Following is a more detailed discussion of performance to date in 2015, and expectations for each area of the business.

REGULATED BUSINESS PERFORMANCE
Year-to-date utility net income was up over 4.6 percent at $44.4 million, as compared with $42.4 million for the same period in 2014. As in prior quarters, results were driven by infrastructure investment reflected in our 2014 base rate case settlement, as well as through accelerated programs, like our Accelerated Infrastructure Replacement Program, or AIRP, and our Storm Hardening and Reliability Program, or SHARP. Net customer additions also remain well above the industry average. While the third quarter is routinely expected to be the least profitable, utility net income for the third quarter of 2015 saw negative impacts from an increase in the write-off for uncollectible accounts, as well as increased post-retirement benefits costs and higher depreciation expense. These impacts produced a loss for the quarter of $3.4 million, as compared with the $1.0 million in earnings the utility added in the third quarter of 2014. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
Over the 12 month period ending September 30, 2015, South Jersey Gas grew its customer base by nearly 6,900 customers, bringing our current customer count to approximately 370,000, and achieving customer growth of 1.9%. During the same period, we also achieved incremental net margin of $1.9 million from customer additions. Conversions for the quarter totaled 1,343, bringing our year-to-date conversion total to 4,127, an improvement of 4.7% versus 2014.

Extreme weather conditions over the last two winters drove higher account receivable levels in 2014 and 2015, resulting in an increase in our reserves for and write-offs of uncollectible accounts. Quarterly and year-to-date write-offs totaled $2.1 million and $5.0 million, after tax, respectively in 2015, as compared with $0.5 million and $2.0 million for the same periods in 2014. We continue working to educate customers about assistance programs and connect them with the resources needed to avail themselves of those programs.

Regulatory Update:
Infrastructure investment remains a core component of our regulated growth, with combined investments totaling $48.8 million year-to-date from our AIRP and SHARP. Investments through these programs provided an incremental net income contribution of $1.3 million for the first nine months of 2015. For the full year, these investments are expected to contribute incremental net income of $2.5 million for 2015.

In August, South Jersey Gas received a Certificate of Filing from the staff of the NJ Pinelands Commission, meeting a critical requirement to move forward with the proposed B.L. England system reliability project. The advancement of our amended application was further bolstered by an October public hearing that featured members of the community, as well as business and industry organizations, speaking in favor of the project. Pending final approvals from the New Jersey Board of Public Utilities and the Pinelands Commission, we expect to commence construction of this 22-mile pipeline in 2016, which will provide enhanced reliability and environmental benefits across the region.

In September, South Jersey Gas received approval from the New Jersey Board of Public Utilities to reduce rates, decreasing the average customer’s 100-therm monthly gas bill by 10.3%. The reduction, which has no impact on SJG’s net income, was primarily driven by decreases to the company’s Basic Gas Supply Service and Conservation Incentive Program rate components, and is made possible by lower natural gas prices, coupled with effective gas supply portfolio management.

Compressed Natural Gas Update:
In October, construction began on a compressed natural gas station in Paulsboro that represents a joint project between South Jersey Gas and Wawa. This is the first of five stations we expect to come on-line by the end of 2016, as we continue to mainstream CNG technology for the benefit of drivers throughout our service territory.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY SERVICES:
Year-to-date Economic Earnings in SJ Energy Services through the third quarter of 2015 totaled $5.4 million, as compared with $21.5 million through the third quarter of 2014. Of the variance, $11 million is related to previous 2015 investment write-downs and 2014 income associated with our energy facility at the former Revel property. Economic Earnings for the quarter totaled $0.8 million in Energy Services, matching third quarter 2014 Economic Earnings, which also totaled $0.8 million. These results reflect the benefits of improving solar operating performance and lower ITC for this period.

CHP/Thermal - CHP operations for the year-to-date and the third quarter of 2015 produced a loss in Economic Earnings of $8.6 million and a loss in Economic Earnings of $0.1 million, respectively, as compared with Economic Earnings of $2.7 million and a loss of $2.2 million for the same periods in the prior year. Results for 2015 primarily reflect legal costs and the lack of income from operations at Revel. Results from steady performance of our operating CHP assets, including those serving Borgata, Montclair University, and downtown Hartford, contributed $0.9 million for the quarter, up slightly as compared with $0.8 in the third quarter of 2014.

Solar - Economic Earnings contributions from our solar portfolio year-to-date and for the third quarter of 2015 totaled $16.6 million and $1.5 million, respectively, as compared with $21.1 million and $3.5 million for the same periods in the prior year. ITC contributions from solar development to Economic Earnings for the first nine months of 2015 were $18.6 million, as compared with $23.6 million for the first nine months of 2014. For the current quarter, ITC contributed $1.3 million, as compared with $3.5 million in the third quarter of 2014. We expect to recognize additional ITC during the fourth quarter that will make up for the variances, versus the prior year, for the quarter and year-to-date.

Solar production levels remain strong, generating nearly 112,000 solar renewable energy credits year to date through September. As has been the case in prior quarter’s results, the strong production that drove solar operating performance in the third quarter is not yet fully recognized in net income due to the timing of the certification of renewable energy certificates in Massachusetts, which creates a six-month lag.

Landfill - Landfill projects remain down on a year-to-date basis, with a loss of $3.2 million in Economic Earnings through September 2015, as compared with a loss of $2.7 million in 2014. The third quarter 2015 loss totaled $0.8 million as compared with $0.4 million for the third quarter of 2014. While we have experienced an uptick in production associated with the landfill sites where we have implemented operational improvement programs, we did experience higher than expected maintenance costs in the quarter, and we continue to weigh options regarding the future of these projects within our portfolio. There is no difference between GAAP net income and Economic Earnings for landfill results.

SJ ENERGY GROUP:
Economic Earnings from our commodity marketing activities for the first nine months of 2015 were $6.1 million in 2015, as compared with $8.8 million for the same period in 2014. For the third quarter of 2015, this area of the business produced a loss of $2.3 million as compared with a loss of $5.1 million for the third quarter of 2014. The year-to-date comparison continues to reflect the optimization that occurred from the extreme weather and associated price volatility during the first quarter of 2014. However, the $2.8 million improvement for the third quarter of 2015, as compared with the third quarter of 2014, clearly demonstrates improved performance associated with our long term producer contracts, as we have indicated throughout the year in investor communications.

We continue to expect this area of the business to exceed 2014 full year performance. Further, the future remains bright in this business line with additional announced contracts scheduled to come on-line in 2016 and 2017. We also have several additional deals we expect to announce soon.

SJI BALANCE SHEET UPDATE
Our equity-to-capitalization ratio as of September 30, 2015 was 41 percent as compared with 43 percent at the end of the third quarter 2014.

Year to date through September 30, SJI has used its Dividend Reinvestment Plan to issue equity totaling $9.7 million in support of infrastructure investments in 2015 and we expect that to continue in the fourth quarter. The company also has over $300 million of deferred tax benefits remaining, related to our investments, that we expect to realize between now and 2021, the benefits of which will help support the balance sheet.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 11:00 AM ET on Thursday, November 5, 2015, please pre-register by going to the South Jersey Industries website, www.sjindustries.com, clicking on Investors, and then scrolling down to “Webcasts and Presentations” for the pre-registration link. This will allow you to generate an event reminder as well as a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-713-4199 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 31814439 and the PIN you received during pre-registration. International callers may dial 1-617-213-4861; enter the participant pass code 31814439 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT
Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 370,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel supply management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (a) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, (b) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (c) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share for the three and nine months ended September 30 (in thousands except per share data):

	Three Months Ended September 30	Nine Months Ended September 30
	In thousands except per share data
	2015	2014	2015	2014

Income/(Loss) from Continuing Operations	$(12,532)	$(4,276)	$54,662	$53,636
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	7,560	936	2,670	18,816
Realized (Gains)/Losses on Inventory Injection Hedges	15	(29)	52	391
Net Loss from Affiliated Companies (A)	---	---	(1,524)	---
Other (B)	(25)	(25)	(75)	(75)
Economic Earnings	$(4,982)	$(3,394)	$55,785	$72,768

Earnings Per Share from Continuing Operations (C)	$(0.18)	$(0.07)	$0.80	$0.81
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.11	0.02	0.04	0.29
Net Loss from Affiliated Companies (A)	---	---	(0.02)	---
Economic Earnings Per Share	$(0.07)	$(0.05)	$0.82	$1.10
The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and nine months ended September 30, 2015:

	Three Months Ended September 30	Nine Months Ended September 30
	In thousands except per share data
	2015	2014	2015	2014

South Jersey Energy Group Income/(Loss) from Continuing Operations	$(9,593)	$(6,086)	$3,671	$(10,138)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	7,246	1,000	2,394	18,574
Realized (Gains)/Losses on Inventory Injection Hedges	15	(29)	52	391
South Jersey Energy Group Economic Earnings	$(2,332)	$(5,115)	$6,117	$8,827

South Jersey Energy Services Income/(Loss) from Continuing Operations	$514	$852	$6,678	$21,381
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	314	(64)	276	242
Net Loss from Affiliated Companies (A)	---	---	(1,524)	---
Other (B)	(25)	(25)	(75)	(75)
South Jersey Energy Services Economic Earnings	$803	$763	$5,355	$21,548

CHP/Thermal Income/(Loss) from Continuing Operations	$(390)	$(2,184)	$(7,360)	$2,424
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	314	(64)	276	242
Net Loss from Affiliated Companies (A)	---	---	(1,524)	---
CHP/Thermal Economic Earnings	$(76)	$(2,248)	$(8,608)	$2,666

Solar Income/(Loss) from Continuing Operations	$1,486	$3,559	$16,670	$21,138
Other (B)	(25)	(25)	(75)	(75)
Solar Economic Earnings	$1,461	$3,534	$16,595	$21,063

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owns and operates a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. In prior periods this charge was being excluded from Economic Earnings until the total economic impact of the proceedings were realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is now being included in Economic Earnings for the nine months ended September 30, 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(C) All per share amounts were adjusted for the 2-for-1 stock split, effective on May 8, 2015.